UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934


                        Litchfield Financial Corporation
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    536619109
                                 (CUSIP Number)

         Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent of or less of such class.) (See Rule 13-d-7).

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                                       Page 2 of 6 Pages
CUSIP No. 536619109                                     SCHEDULE 13G


1             NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Richard A. Stratton
              ###-##-####


2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) |_|
                                                                    (b) |_|
               N/A

3             SEC USE ONLY


4             CITIZENSHIP OR PLACE OF ORGANIZATION

              United States

Number        5          SOLE VOTING POWER
of shares
benefic-                      411,373
ially
owned
by each
reporting
person
with
              6          SHARED VOTING POWER

                              N/A

              7          SOLE DISPOSITIVE POWER

                              411,373

              8          SHARED DISPOSITIVE POWER

                              N/A

9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              411,373

10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES

                              N/A

11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                              7.3%
12            TYPE OF REPORTING PERSON

                IN

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                                                      Page 3 of 6 Pages
CUSIP No. 536619109                                     SCHEDULE 13G


Item 1(a)         Name of Issuer:

                  Litchfield Financial Corporation

Item 1(b) Address of Issuer's principal executive offices:

                  789 Main Road
                  Stamford, VT 05352

Item 2(a)         Name of person filing:

                  Richard A. Stratton

Item 2(b) Address of principal business office or, if none, residence:

                  c/o Litchfield Financial Corporation
                  789 Main Road
                  Stamford, VT  05352

Item 2(c)         Citizenship:

                  United States

Item 2(d)         Title of class of securities:

                  Common Stock, $.01 par value

Item 2(e)         CUSIP Number:

                  536619109

Item 3 If Statement filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person filing is a:

                  (a)      |_| Broker or Dealer

                  (b)      |_| Bank

                  (c)      |_| Insurance Company

                  (d)      |_| Investment Company

                  (e)      |_| Investment Advisor

                  (f)      |_| Employee Benefit Plan, Pension Fund or Endowment
                               Fund
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                                                       Page 4 of 6 Pages
CUSIP No. 536619109                                     SCHEDULE 13G


                  (g)      |_| Parent Holding Company

                  (h)      |_| Group

Item 4            Ownership:

                  (a)      Amounts beneficially owned:

                              411,373

                  (b)      Percent of class:

                              7.3%


                  (c)      Number of shares as to which such person has:

                           (i)   sole power to vote or to direct the vote:

                                        411,373

                           (ii) shared power to vote or to direct the vote:

                                        N/A

                           (iii) sole power to dispose or to direct the disposition of:

                                        411,373

                           (iv) shared power to dispose or to direct the disposition of:

                                        N/A

Item 5            Ownership of 5% or Less of a Class:

                  Not applicable.

Item 6            Ownership of more than 5% on behalf of another person:
                  Not applicable.

Item 7 Identification and classification of the subsidiary which acquired the security being reported on by the Parent Holding
                  Company:

                  Not applicable.

Item 8            Identification and classification of members of the Group:

                  Not applicable.

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                                                       Page 5 of 6 Pages
CUSIP No. 536619109                                     SCHEDULE 13G


Item 9            Notice of Dissolution of Group:


                  Not applicable.

Item 10           Certification:

                  Not applicable.

                                                       Page 6 of 6 Pages
CUSIP No. 536619109                                     SCHEDULE 13G

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dated:            2/13/97                  /s/ Richard A. Stratton
                                           Richard A. Stratton
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